                                                                    Exhibit 16.1

                    [LETTERHEAD OF McGLADREY & PULLEN, LLP]

BT Alex. Brown Incorporated
New York, New York 10006

We were previously the independent accountants for Young America Holdings. Inc. (formerly Young America Corporation), and on February 14, 1997, we reported on the financial statements of Young America Holdings, Inc. as of and for the two years ended December 31, 1996. In connection with the Recapitalization, we were replaced as independent accountants of Young America Holdings, Inc.

We have read Young America Holdings, Inc.'s statements included under the Experts section in Form S-4 dated April 9, 1998, and we agree with such statements.

                                          McGLADREY & PULLEN, LLP


                                          /s/ McGLADREY & PULLEN, L.L.P.